EXHIBIT 11.1

Computation of per share earnings from continuing operations:

Shares of Common Stock outstanding                          74,464,263
Time-vested restricted shares issued to executive
   officers and key employees                                  655,272
Expected vesting of performance-based restricted
   restricted shares issued to executive
   officers and key employees                                1,179,489
Shares issued to the Company's
   non employee directors                                        4,026
Stock options weighted average                                  31,823
                                                            ----------
Weighted average Shares outstanding                         76,334,873

NINE MONTHS ENDED SEPTEMBER 30, 1997

   Net income                                              168,536,000 =   2.21
                                                           --------------------
   Shares outstanding                                       76,334,873